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                                  EXHIBIT 10.9



PETSEC ENERGY INC.
143 Ridgeway Drive, Suite 113
Lafayette, Louisiana 70503
Attn:    Mr. James E. Slatten III
         Vice President, Land & Legal

Dear Mr. Slatten:

The purpose of this letter is to confirm the understanding and agreement (the "Agreement") with Petsec Energy Inc. (the "Company") concerning the engagement of Houlihan Lokey Howard & Zukin Capital, L.P. ("Houlihan Lokey") by Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Bondholders' Counsel"), as counsel to the Subcommittee (as herein defined), to assist it in its representation of an informal negotiating subcommittee (the "Subcommittee") of beneficial holders (the "Bondholders") of $100 million 9.5% senior subordinated bonds due 2007 (the "Bonds") issued by the Company. Houlihan Lokey has been retained by Bondholders' Counsel to provide financial advisory services in connection with the analysis, consideration and possible formulation of potential financial restructuring options for the Company's discussions with the Subcommittee.

The Company has notified the Subcommittee that it wishes to discuss the possible formulation of a financial restructuring of the Bonds, which will benefit the Company. In consideration of the Subcommittee's participation in such discussions, and to allow Bondholders' Counsel to analyze restructuring concepts and proposals (to the extent presented) and discuss them with the Subcommittee, the Company has agreed to compensate Houlihan Lokey and to undertake the indemnification obligations to Houlihan Lokey pursuant to the terms of this Agreement. Neither the Subcommittee, their constituents, nor any of their advisors or professionals (including, but not limited to, Bondholders' Counsel) shall be liable for the fees and expenses payable to Houlihan Lokey hereunder. Notwithstanding such arrangement, Houlihan Lokey's duties hereunder run solely to Bondholders' Counsel on behalf of the Subcommittee and Houlihan Lokey is not authorized to be, and will not purport to be, an agent of the Company for any purpose. All communication and correspondence between Houlihan Lokey and Bondholders' Counsel and the Subcommittee, and all work product and analyses prepared by Houlihan Lokey for Bondholders' Counsel in connection with this matter, are subject to the attorney-client privilege and work-product privilege.

Upon execution of this Agreement, the Company shall pay Houlihan Lokey a fee of $75,000 per month (the "Monthly Fee") (for a minimum of three months, or $225,000 (the "Minimum Fee")), plus additional fees (the "Transaction Fee") payable in accordance with the terms set forth in Exhibit A, plus reasonable out-of-pocket expenses that are incurred by Houlihan Lokey on behalf of Bondholders' Counsel. The Company shall pay the Monthly Fee by the 15th day of each month, in advance for the month, plus reimbursement for reasonable and documented out-of-pocket expenses for each month. Payment shall be made to Houlihan Lokey at the address above, Attention: Andrew B. Miller. Out-of-pocket expenses shall include, but not be limited to, all documented and reasonable travel expenses, duplicating charges, computer charges, messenger services and long-distance telephone calls incurred by Houlihan Lokey.


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Petsec Energy Inc.
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This Agreement is terminable upon thirty (30) days' written notice by the
Company, Houlihan Lokey or Bondholders' Counsel (as instructed by a majority of the Subcommittee); provided, however, that, (a) if the Agreement is so terminated during the first three months, the Company shall immediately upon such termination pay Houlihan Lokey the unpaid portion of its Minimum Fee, and
(b) if the Agreement is so terminated during or after the fourth month, Houlihan Lokey shall be paid all previously earned Monthly Fees (if unpaid) and the prorata portion of its Monthly Fee for the month of final termination. This Agreement will automatically terminate upon the closing of a consensual restructuring transaction supported by the relevant majority of the holders of outstanding Bonds.

In the event the Company becomes a debtor-in-possession in a case under Title 11 of the United States Code (the "Bankruptcy Code"), the Company shall use its best efforts to (a) assume this Agreement as an executory contract as part of a confirmed plan of reorganization, or (b) otherwise fulfill its obligations under this Agreement in a manner mutually agreeable to both the Company and Houlihan Lokey. The form of documentation to satisfy the forgoing commitment shall be acceptable to Houlihan Lokey in its sole discretion. After a bankruptcy filing, Houlihan Lokey shall not be required to perform any services under this Agreement until the entry of an Order (as defined herein). The Subcommittee, by acknowledging below, hereby requires the payment of Houlihan Lokey's fees hereunder as a condition to their consent to any restructuring transaction. Notwithstanding the preceding, in the event the Company commences a case under the Bankruptcy Code, Houlihan Lokey's further performance hereunder is subject to the entry of an order (an "Order") of the United States Bankruptcy Court having jurisdiction over such case approving the retention of Houlihan Lokey pursuant to the terms hereof. The Company shall use its best efforts to obtain prompt authorization of the retention of Houlihan Lokey pursuant to section 328(a) of the Bankruptcy Code on the terms and provisions in this Agreement. The Order approving the Agreement and authorizing the retention shall be acceptable to Houlihan Lokey in its sole discretion.

The Company understands that Houlihan Lokey will not be responsible for independently verifying the accuracy of the information provided by the Company (the "Information") and shall not be liable for inaccuracies in any Information provided by the Company to Houlihan Lokey. The Company will use reasonable efforts to assure that all Information provided to Houlihan Lokey by the Company will, as of its respective dates, be the most accurate and complete information that is available. Furthermore, the Company will use reasonable efforts to cooperate with Houlihan Lokey in connection with the performance of Houlihan Lokey's obligations under this Agreement.

As a material part of the consideration for Houlihan Lokey to furnish its services under this Agreement, the Company agrees to indemnify and hold harmless Houlihan Lokey and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party in connection with Houlihan Lokey's provision of services to the Subcommittee and/or Bondholders' Counsel, or any Transaction (as defined herein) or proposed Transaction contemplated thereby. In addition, the


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Petsec Energy Inc.
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Company agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, the Company shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the willful misconduct or gross negligence of any Indemnified Party.

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection with the actual or potential Transaction and/or the services rendered by Houlihan Lokey. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by Houlihan Lokey pursuant to the Agreement.

The Company shall not affect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to Houlihan Lokey. The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Company's prior written consent.

The Company further agrees that neither Houlihan Lokey nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to the Company or any other person or entity (including the Company's equity holders and creditors) related to or arising out of Houlihan Lokey's engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from the willful misconduct or gross negligence of any Indemnified Party. The indemnity, reimbursement, contribution and other obligations and agreements of the Company set forth herein shall apply to any modifications of this Agreement, shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and each Indemnified Party. The foregoing indemnification provisions shall survive the consummation of any Transaction and/or any termination of the relationship established by this Agreement.

The obligations of Houlihan Lokey are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement or any person relying on the services provided hereunder. The Company's obligations with respect to any and all

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Petsec Energy Inc.
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payments owing to Houlihan Lokey and the indemnification, reimbursement, contribution and other similar obligations of the Company under this Agreement shall survive any termination of this Agreement.

Dated as of the 15th day of February 2000.


PETSEC ENERGY INC.



By:      /s/ R. A. Keogh
         -------------------------------

Name:    R. A. Keogh
         -------------------------------

Title:   V. P. & Chief Financial Officer
         -------------------------------


HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, L.P.



By:      /s/ Andrew B. Miller
         -------------------------------
         Andrew B. Miller
         Managing Director


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Petsec Energy Inc.
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ACKNOWLEDGED AS OF THE DATE SET FORTH ABOVE:

INFORMAL NEGOTIATING SUBCOMMITTEE OF PETSEC ENERGY INC.



By:      /s/ William Wall
         -------------------------------

Name:    William Wall
         -------------------------------

Title:   Assistant General Counsel
         -------------------------------


AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.



By:      /s/ Michael S. Stamer
         -------------------------------

Name:    Michael S. Stamer
         -------------------------------

Title:   Partner
         -------------------------------


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Petsec Energy Inc.
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                                    EXHIBIT A

         This Exhibit A is part of and incorporated into the attached Agreement.

         1. Monthly Fees. The Company shall pay Houlihan Lokey a Monthly Fee of $75,000.00 per month. The Monthly Fees shall terminate after the earlier of (x) the date this Agreement is terminated; or (y) the closing of a Transaction (defined below).

         2. Transaction Fee. If a Transaction is proposed, which the Subcommittee supports, and which is consummated either in or out of court, Houlihan Lokey shall be entitled to a Transaction Fee in the amounts set forth on the following Schedule upon the consummation of any Subcommittee-approved Transaction, including, without limitation, a Transaction which is completed pursuant to an exchange offer, consent solicitation, or case under the Bankruptcy Code (collectively, a "Transaction"). Upon the completion of a Transaction , the Transaction Fee shall be payable in cash or, at the election of the Subcommittee, in such consideration and proportions as is received or to be received by the Bondholders.

                  If a Transaction is consummated, Houlihan Lokey shall be entitled to a Transaction Fee based on the Bondholders' Recovery as per the following schedule:

         BONDHOLDERS RECOVERY                                        TRANSACTION FEE
         --------------------                                        ---------------
     Less than $60 Million                  $0
     Over $60 Million to $70 Million        2% of aggregate Bondholders Recovery over $60 Million
     Over $70 Million to $80 Million        Above plus 3% of aggregate Bondholders Recovery over $70 Million
     Over $80 Million to $90 Million        Above plus 4% of aggregate Bondholders Recovery over $80 Million
     Over $90 Million                       Above plus 5% of aggregate Bondholders Recovery over $90 Million

                  As used herein, the term "Transaction" shall include the consummation of any agreement or series of agreements, or transaction or series of transactions and the receipt of consideration by the Bondholders, which in each case may include, but are not limited to, the following:

                  (a) Reinstatement or material credit enhancement of the existing Bonds in conjunction with a broader transaction involving the Company;

                  (b) The consummation of an out-of-court
                  restructuring/recapitalization through an exchange offer, consent solicitation or other mechanism which has been accepted by such number and

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Petsec Energy Inc.
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                  amount of Bonds and Bondholders as may be required to
                  effectuate such Transaction;

                  (c) The completion of a tender offer for, or acquisition of, the Bonds which has been accepted by such number and amount of Bonds and Bondholders as may be required to effectuate such Transaction;

                  (d) The closing of any sale, transfer or assumption of all or substantially all of the assets, liabilities or stock of the Company (including without limitation any consolidation or merger involving the Company); or

                  (e) The effective date of a confirmed Chapter 11 plan of reorganization, the terms of which have been substantially agreed to by the Subcommittee.

                  "Bondholders Recovery" shall be defined as any consideration received by the Bondholders in respect of the Bonds, including, without limitation, cash, securities (debt or equity), property or other interests or consideration. In the event that the consideration received in a Transaction is paid in whole or in part in some form of equity securities of another company (or a reorganized Petsec), the value of such securities, for purposes of calculating the Contingent Fee, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummation of such Transaction; provided, however, that if such securities consist of securities with an existing public trading market, the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to such consummation. Any debt securities shall be valued at their face amount.

3. Offset of Monthly Fees. If a Transaction Fee is payable to Houlihan Lokey, then, one-third of all Monthly Fees earned during the fourth through sixth months; two-thirds of all Monthly Fees earned during the seventh through ninth months and all of the Monthly Fees earned from the tenth month on shall be applied as an offset against the Transaction Fee, provided however that in no event will such adjusted Transaction Fee be reduced to less than $0.

                  For illustrative purposes, if a Transaction generating $75 million in Bondholders Recovery is closed in the fifth month, then the Transaction Fee would equal $350,000 (i.e., .02 x $10 million, plus .03 x $5 million), which shall be offset by $50,000 (i.e., 1/3 of the $75,000 Monthly Fee for each of the fourth and fifth months), resulting in a total Transaction Fee of $300,000.